Exhibit 99.1

7550 Wisconsin Avenue, 10th Floor, Bethesda, MD 20814
PH 301.941.1500, FX 301.941.1553
www.lasallehotels.com

News Release

LASALLE HOTEL PROPERTIES COMPLETES NEW $555 MILLION TERM LOAN

BETHESDA, MD, November 9, 2015 -- LaSalle Hotel Properties (NYSE: LHO) today announced that is has successfully closed on a new $555 million senior unsecured term loan, which matures in January 2021. At closing, the Company concurrently paid off its $177.5 million senior unsecured term loan. The Company used the remaining net proceeds to pay off the majority of the balance on its $750 million senior unsecured credit facility. As of November 9, 2015, the Company had $26.0 million outstanding on its senior unsecured credit facility.

The interest rate for the new term loan is based on a pricing grid with a range of 145 to 220 basis points over LIBOR, based on the Company’s leverage ratio. The interest rate is currently LIBOR plus 145 basis points. The new term loan was swapped to an average all-in fixed interest rate of 2.95 percent as follows:

	Swap Amount	Fixed LIBOR	Spread	All-In Rate	Swap Start Date	Swap End Date
Existing swap	$177,500,000	157 bps	145 bps	3.02%	May 2012	May 2019
New swap	$377,500,000	147 bps	145 bps	2.92%	November 2015	January 2021
Total	$555,000,000	150 bps	145 bps	2.95%

The term loan was arranged by Citigroup Global Markets Inc., BMO Capital Markets and U.S. Bank National Association as Joint Lead Arrangers and Joint Book Running Managers.

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 47 hotels and a mezzanine loan secured by two hotels in Santa Monica, California. The properties are upscale, full-service hotels, totaling more than 12,000 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Commune Hotels and Resorts, Davidson Hotel Company, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels and Access Hotels & Resorts.

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Additional Contacts:
Bruce A. Riggins or Max D. Leinweber - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.